Exhibit 10.1

FORM OF

STAFFING AND ADMINISTRATIVE SERVICES AGREEMENT

ECOX SPRUCE CONSTRUCTION

THIS STAFFING AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into as of the 24th day of January 2022, by and among Edward E. Aguilar, a California resident doing business as Blueprint Construction (“Blueprint”), and ECOX Spruce Construction, Inc. (“Manager”). Blueprint and Manager are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Blueprint owns and operates a licensed general contracting and construction business in the State of California, with CSLB Contractor License number 970555 (“Blueprint”);

WHEREAS, Manager is a green construction Company and subsidiary of Eco Innovation Group, Inc., a publicy traded sustainable technology incubator;

WHEREAS, Blueprint desires that Manager provide services to staff, supervise, and manage, and Manager desires to administer, supervise, and manage, the operations of the Blueprint Construction Business on behalf of Blueprint commencing on January 24, 2022 (the “Effective Date”) on the terms and conditions set forth hereinafter, in furtherance of and consistent with Blueprint’s mission;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.                   Retention of Manager. Subject to the terms and conditions of this Agreement, as of the Effective Date, Blueprint hereby retains and appoints Manager to manage the Blueprint Construction Business on behalf of Blueprint. Manager shall provide, at Manager’s sole expense and determination, all necessary corporate administration, shared services, legal services, compliance, construction staffing placement, general business infrastructure and support necessary for Manager’s performance under this Agreement. During the Term hereof, Manager shall be the exclusive provider of such services as are described herein as Administrative Services.

2.                   Control By Blueprint. Notwithstanding anything contained anywhere to the contrary, the controlling individual of Blueprint shall be Edgar E. Aguilar, the principal of the Blueprint Construction Business (the “Blueprint License Holder”) and, shall possess ultimate authority and control over Blueprint. Blueprint authorizes general operating policies developed by and to be carried out by Manager under this Agreement. The Blueprint License Holder shall delegate authority to Manager to enable Manager effectively to perform its functions hereunder. By entering into this Agreement, Blueprint does not, and shall not in the future, delegate to Manager any of the powers, duties, and responsibilities vested in the Blueprint License Holder by law, under any of Blueprint’s active construction contracts, or by Blueprint’s governing documents. Blueprint is solely obligated to and shall pay, make funds available to Manager for the payment of, or otherwise cause to be satisfied or discharged, all Blueprint Construction Business Expenses in accordance with the terms of this Agreement. On a monthly basis, Manager shall meet or confer with Blueprint and provide financial reports, statistical reports, updates and review requests for approvals by the Blueprint License Holder.  This Agreement shall not be construed as an assignment or sub-contracting of any of Blueprint’s active construction contracts or agreements.

3.                   Operational Services. Manager shall use commercially reasonable efforts to oversee the efficient and orderly operation of the Blueprint Construction Business and shall provide the following services in accordance to the terms hereof, or if not herein specified then at least at the level of prevailing industry practices:

a.	Key Administrative Services. Manager shall (a) use commercially reasonable efforts to perform all services consistent with the specific standards herein, (b) use commercially reasonable efforts otherwise to oversee the implementation of processes and systems at the Blueprint Construction Business consistent with the highest standards of quality, and (c) refrain from intentionally taking any actions that are in material violation of applicable laws or Blueprint’s contractual obligations in its activities pursuant to this Agreement.

b.	Staffing.

i.	During the Term, Manager shall contract with and provide, and at its sole expense pay all compensation and benefits due to a Chief Executive Officer and other such officers and managers (each, an “Executive”) necessary for Blueprint’s adequate corporate administration, shared services and business infrastructure. Each such Executive, and any future replacement thereof, shall be subject to reasonable advance approval by the Blueprint License Holder, which shall not be unreasonably withheld or delayed. When so approved by the Blueprint License Holder and in the performance of their duties hereunder, such Executives shall be subject to and shall comply with all Blueprint policies and requirements applicable to their respective positions and duties, subject to the Executives being advised thereof in writing in advance.

ii.	Manager shall determine necessary and appropriate staffing levels of the Blueprint Construction Business, and Manager shall oversee and administer the recruitment and hiring in the name of and on behalf of Blueprint such site foremen, skilled laborers, engineers, architects, administrative, and other staff as are determined to be necessary or appropriate for the operation of the Blueprint Construction Business. Manager shall execute on behalf of Blueprint, as appropriate, any employee hiring, terminations, or other actions. Manager shall monitor and review all payroll functions for the Blueprint Construction Business periodically.

iii.	All personnel required to be employed directly by Blueprint under applicable contractual obligations, licensure and reimbursement laws, regulations, and related requirements shall be employees or contractors of Blueprint (“Blueprint Personnel”) and not Manager, and shall be subject to Blueprint’s personnel policies. All wages, benefits and other payroll expenses related to Blueprint Personnel shall be included as part of Blueprint Construction Business Expenses. For the avoidance of doubt, the term Blueprint Personnel does not include any senior executives or any personnel of Manager, unless Blueprint first approves their addition at Blueprint expense.

iv.	Manager shall administer and oversee the enforcement of personnel policies established in accordance with Blueprint’s contractual obligations and employment policies in connection with hiring, managing, and discharging Blueprint Personnel.

v.	Subject to the terms of any applicable contracting or sub-contracting agreements binding Blueprint or the Blueprint Construction Business, Manager, as the authorized agent of Blueprint, shall (i) determine the staffing plans on behalf of Blueprint with respect to the number and qualifications of Blueprint Personnel required for the efficient and effective operation of Blueprint Construction Business operations, and, (ii) implement wage scales, staffing schedules, and job descriptions for Blueprint Personnel, all in order to accomplish the policies established by Blueprint.

vi.	Manager is authorized to provide or arrange for cost effective employer self-insured employee benefits programs either through third parties or through an affiliate of Manager on behalf of Blueprint at Blueprint Expense. Manager is authorized to sponsor such programs as necessary for their implementation.

c.	Contracts. Manager shall assist the Executives in negotiating and consummating agreements and contracts for and on behalf of the Blueprint Construction Business in the name of Blueprint in the usual course of business.

d.	Laws and Accreditations. Manager shall provide assistance in obtaining and maintaining, in Blueprint’s name, all licenses, permits, approvals and certificates of accreditation required for the operation of the Blueprint Construction Business.

e.	Liability Insurance. Manager shall obtain and/or maintain in effect, on Blueprint’s behalf and at Blueprint’s sole expense, throughout the term of this Agreement, such policies (or programs) of property/casualty coverage, public liability, professional liability and hazard insurance and other customary insurance coverage's in commercially reasonable amounts for and on behalf of the Blueprint Construction Business as are designated by Blueprint and as Manager considers reasonable and prudent based on criteria generally used by Manager.

f.	Charges.

i.	Manager shall oversee the billing for services rendered by the Blueprint Construction Business and the collection of all accounts due to the Blueprint Construction Business.

ii.	Blueprint shall maintain bank accounts (“Blueprint Accounts”) necessary for operations of the Blueprint Construction Business and Manager shall cause to be deposited therein all receipts and money arising from operations of the Blueprint Construction Business. It is anticipated that the Executives appointed as Chief Executive Officer and designated Chief Financial Officer or designee of Blueprint, and such other individuals as are approved by the Blueprint License Holder from time to time, shall have the right to authorize disbursements from Blueprint Accounts on behalf of Blueprint in such amounts and at such times as the same are required, as addressed further below.

g.	Payment of Expenses. Provided Blueprint has sufficient funds, Manager shall timely and accurately pay on behalf of Blueprint, from funds generated by the Blueprint Construction Business, where and as due, and without delinquency or default, all proper debts, liabilities, costs, and expenses (“Expenses”) related to the ownership, management and operation of the Blueprint Construction Business, including any taxes and all bills for goods delivered or services rendered to the Blueprint Construction Business and all personal property, supplies, inventory and all other items necessary for operation of the Blueprint Construction Business and to provide the Administrative Services described herein. Manager shall contest by appropriate and legal means, (but may not bring any lawsuit without complying with such guidelines and policies as are established from time to time by the Blueprint License Holder) on behalf of Blueprint, any claims for payment asserted with respect to the Blueprint Construction Business that Manager, in good faith, considers erroneous or improper.

h.	Agency. Within the scope of functions delegated to Manager hereunder and subject to other conditions set forth herein, Manager shall have the right to act and shall assist Blueprint as the agent and attorney-in-fact of Blueprint in the procuring of licenses, permits and other approvals, the payment and collection of accounts, and in all other activities necessary, appropriate, or useful to Manager in the carrying out of its duties. In performing such services, Manager shall comply with all applicable laws, regulations and requirements of governmental bodies.

i.	Compliance with Law and Professional Standards. In performing its services hereunder, and in all conduct related to this Agreement, Manager will comply with all applicable laws and with generally recognized professional standards for similar services within the construction industry.

4.                   Reports to Blueprint. For the purpose of keeping Blueprint informed with respect to the operation of the Blueprint Construction Business and Manager’s performance hereunder, Manager shall arrange for the preparation and delivery to the Blueprint License Holder or its designee the following:

a.	Financial Statements.

i.	Submit to the Blueprint License Holder quarterly unaudited financial statements of the Blueprint Construction Business, containing a balance sheet and a statement of income, prepared in reasonable detail and in accordance with generally accepted accounting principles; and

ii.	Annually, within one hundred twenty (120) days after the end of each fiscal year of the Blueprint Construction Business, audited financial statements of the Blueprint Construction Business (“Audited Financial Statements”), including a balance sheet, statement of income, and statement of changes in financial position, prepared in reasonable detail and in accordance with generally accepted accounting principles and accompanied by a report of the independent auditor of the Blueprint Construction Business (selected by the Blueprint License Holder). The timing of audit submissions assumes Blueprint has paid audit fees in a timely manner.

b.	Reports. All reports deliverable hereunder shall be generated by Manager using the then-existing systems of Manager and Blueprint and delivery of such reports is conditioned upon the capability, availability, cooperation and access to, such Blueprint systems and personnel for Manager. Manager shall hold annual meetings with the Blueprint License Holder or its designee specified in writing to discuss the reports required by this Agreement.

5.                   Access to Reports and Communications. Each Party agrees to provide the other, promptly when received, with access to all material reports, other filings, and communications from governmental authorities or agencies having jurisdiction over the Blueprint Construction Business.

6.                   Laws; Licenses.

a.	Compliance with Law. In performing services hereunder and in all other actions related to this Agreement, Manager and all personnel of Manager shall comply with applicable federal, state, and local laws, rules, and regulations relating to the Blueprint Construction Business or Manager’s Administrative Services, including without limitation all agencies having jurisdiction over general contracting and construction services, billing, labor/employment, taxation, or environmental compliance. Manager shall assist Blueprint to operate the Blueprint Construction Business so that it maintains all necessary licenses, permits, consents, and approvals from all governmental agencies that have jurisdiction over the operation of the Blueprint Construction Business. Manager shall not be obligated to Blueprint for failure of the Blueprint Construction Business to comply with any such laws, rules, and regulations or for failure of the Blueprint Construction Business to maintain any such licenses, permits, consents, and approvals, to the extent that the failure is due to financial limitations of the Blueprint Construction Business or to the design or construction of the Blueprint Construction Business, or is attributable to acts, errors or omissions of Blueprint or its agents (other than Manager or Manager’s employees or contractors).

b.	Licensing. Manager shall use its commercially reasonable efforts to manage the Blueprint Construction Business in the manner necessary to maintain licensing by the California Contractors State License Board (“CSLB”) or any other similar applicable licensing organization.

c.	No Violation. Neither Blueprint nor Manager shall knowingly cause or permit any action that shall (i) cause any governmental authority having jurisdiction over the operation of the Blueprint Construction Business to institute any proceeding for the rescission, suspension, or revocation of any license, permit, consent, or approval; (ii) cause the CSLB or any other similar applicable licensing organization to institute any proceeding or action to revoke its licensure of the Blueprint Construction Business; or (iii) cause Blueprint to violate or default under any of its legal obligations, or cause a termination of, or adversely affect, Blueprint’s participation in any general contracting or subcontracting agreement. Blueprint, and not Manager, shall bear sole responsibility for non-compliance with this section if non-compliance was due to insufficient funds or acts, errors or omissions by Blueprint Personnel.

7.	Defense of Claims; Exculpation.

a.	Blueprint.

i.	Blueprint agrees to indemnify, defend and hold harmless Manager, including its “advisors” (selected by Manager and accepted by Blueprint), affiliates, subsidiaries, successors and assigns, and any employee, agent, officer, director, shareholders, manager, representative, attorney, or independent contractors, including but not limited to Executives, and direct or indirect equity holder of Manager, and any person who controls Manager (any or all of the foregoing hereinafter a “Manager Indemnified Person”), from and against any losses, damages, liabilities, deficiencies, claims, actions, suits, proceedings, judgments, settlements, interest, awards, penalties, fines, costs, or expenses (including reasonable attorneys’ fees and costs of defense), joint or several, of any kind or nature whatsoever (collectively, “Claims”) that may be incurred by or asserted against Manager or a Manager Indemnified Person (whether or not Manager or a Manager Indemnified Person is party to such Claims) to the extent they result from, arise out of, or are in any way related to, the following, in each case as finally determined by an arbitrator:

1.	the breach or non-fulfillment or violation by Blueprint or any of its Representatives of any of the covenants, duties, obligations, representations or warranties of Blueprint set forth in this Agreement;

2.	any actions or omissions of Blueprint or its affiliates, subsidiaries, successors, assigns, employees, agents, officers, directors, managers, advisors, representatives, attorneys, independent contractors (respectively, “Representatives,” but for the avoidance of doubt specifically excluding Manager and Manager Indemnified Persons), including without limitation actions or omissions arising out of the negligence, gross negligence, recklessness, or willful misconduct of Blueprint or its Representatives related to this Agreement;

3.	any failure by Blueprint or any of its Representatives to comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under this Agreement;

4.	Manager’s or any Manager Indemnified Person’s involvement in, in any manner including without limitation the management of, oversight of or operation of, the Blueprint Construction Business or any other errors, actions or omissions of Manager or any Manager Indemnified Person;

5.	any claim which is brought or asserted by third parties against Manager or any Manager Indemnified Person relating to this Agreement or Blueprint’s ownership or operation of the Blueprint Construction Business, including without limitation the use of any real or tangible property in connection with the Blueprint Construction Business; or

6.	any bodily injury, death of any person or damage to real or tangible property caused by the acts or omissions of Blueprint or any of its Representatives.

ii.	Furthermore, Blueprint agrees to reimburse Manager, as incurred and upon demand by Manager, for legal or other expenses reasonably incurred by Manager or a Manager Indemnified Person in connection with investigating, defending or preparing to defend any such Claims (including without limitation in connection with the enforcement of the indemnification obligations set forth herein), whether or not Manager or any Manager Indemnified Person is a party to any Claims out of which any such expenses arise and whether or not such Claims are brought by Blueprint, its Representatives or any other person or entity.

iii.	However, Blueprint shall not be obligated under the foregoing indemnity agreement in respect to any Claims (a) to the extent such Claims resulted in whole or in part from the gross negligence, willful misconduct or fraud of Manager or a Manager Indemnified Person; (b) by one Manager Indemnified Person against another relating to activities of such parties pursuant to the Agreement; or (c) arising from (i) felony criminal activity that any Senior Executive or Manager Indemnified Person directly participated in or (ii) other acts indemnifiable by Manager, in each such case (other than with respect to felony criminal acts), as finally determined by an arbitrator.

iv.	The reimbursement and indemnity obligations of Blueprint under this Agreement shall be in addition to any liability Blueprint may otherwise have; shall extend upon the same terms and conditions to the Manager Indemnified Persons, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of Blueprint, or of Manager or any Manager Indemnified Persons.

b.	Manager. Manager shall indemnify, defend, and hold harmless Blueprint including its affiliates, subcontractors, successors and assigns and any employee, agent, officer, director, manager, representative, attorney or independent contractor (“Blueprint Indemnified Persons”) against any Claims (including reasonable attorneys’ fees and costs of defense) to the extent that they result from the felony criminal acts that Manager Indemnified Persons directly participated in, willful misconduct, gross negligence or fraud of Manager, in each such case (other than with respect to felony criminal acts which shall require final judgment by a court of competent jurisdiction (not subject to further appeal)), as finally determined by an arbitrator. A Manager Indemnified Person shall not be liable for any act or omission of any other Manager Indemnified Person other than its own officers, directors, employees and subcontractors. In addition, Manager shall not be obligated under the foregoing indemnity agreement in respect to any Claims (a) to the extent such Claims resulted in whole or in part from the gross negligence, willful misconduct or fraud of Blueprint or a Blueprint Indemnified Person (b) by one Blueprint Indemnified Person against another relating to activities of such parties pursuant to the Agreement; or (c) arising from (i) felony criminal activity that any Blueprint Indemnified Person directly participated in or (ii) other acts indemnifiable by Blueprint, in each such case (other than with respect to felony criminal acts) as finally determined by an arbitrator. The Manager Indemnified Persons shall not be liable for any act, error, omission or delay taken at the specific direction or with the express approval of the Blueprint License Holder to take action or the failure of the Blueprint License Holder to take action.

c.	Procedure.

i.	In the event that any Party hereunder shall receive any notice of any claim or proceeding against said Party in respect to which indemnity may be sought under this Agreement, the said Party (“Indemnitee”) shall give the Party upon whom a claim could be made under this Agreement (“Indemnitor”) written notice of such loss, liability, claim, damage, or expense and the Indemnitor shall have the right to contest and defend any action brought against the Indemnitee based thereon, and shall have the right to contest and defend any such action in the name of the Indemnitee at the Indemnitor’s own expense; provided, however, that if the Indemnitor shall fail to assume the defense and notify the Indemnitee of the assumption of the defense of any such action within ten (10) days of the giving of such notice by the Indemnitee, then the Indemnitee shall have the right to take any such action as it reasonably deems appropriate to defend, contest, settle, or compromise any such action or assessment and claim indemnification as provided herein; provided, however, that no Party shall settle any such action without the consent of the other applicable Party (which consent shall not be unreasonably withheld) unless such settlement involves only the payment of money and the claimant provides the Indemnitee a release from all liability in respect of such claim. If the Indemnitor defends any action for which indemnification is claimed, the Indemnitee shall be entitled to participate at its own expense in the defense of such action; and further, provided, however, that the Indemnitor shall bear the fees and expense of the Indemnitee’s counsel only if (i) the engagement of such counsel is specifically authorized in writing by the Indemnitor, (ii) the Indemnitor is not adequately prosecuting the defense in good faith, or (iii) the named parties to such action include both the Indemnitor and the Indemnitee and there exists a conflict or divergence of interest between such parties which renders it inappropriate for counsel selected by the Indemnitor to represent both of such parties. The Indemnitor shall not be liable for any settlement of any claim, action, or proceeding effected without its written consent. No Party shall recover an amount in excess of the actual damages incurred.

ii.	Notice of all claims as required by this Agreement shall be promptly provided as to (i) the nature of any claim; or (ii) the commencement of any suitor proceeding brought to enforce any claim. In the event of failure to provide such notice or in the event that Indemnitee shall fail to cooperate fully with the Indemnitor in the Indemnitor’s defense of any suit or proceeding, the Indemnitor shall be released from some or all of its obligations with respect to that suit or proceeding to the extent that the failure of notice or cooperation actually and materially adversely affected the Indemnitor’s defense of such claims.

d.	Indemnification of Executives. In addition to, and without limiting the indemnification described above, Blueprint shall indemnify the Executives who will be acting as officers of Blueprint to the same extent and subject to the same conditions as the most favorable indemnification it extends to its officers or directors, whether under Blueprint's charter, bylaws, by contract or otherwise.

e.	Exculpation of Executives. Though the Executives may continue to be employed by and associated with the Manager and its affiliates while providing services described hereunder, with respect to Blueprint and Blueprint, the Executives shall serve at the pleasure and direction of the Manager and/or Blueprint License Holder and neither any Executive nor any of their respective affiliates shall have any liability to Blueprint or Blueprint for any acts or omissions of the Executives, notwithstanding that Manager may receive compensation from Blueprint for making the Executives available to serve in such capacity (and Blueprint and Blueprint expressly waive and agree not to assert any claim of respondent superior or similar legal theory which might otherwise hold Manager or its affiliates liable for the acts or omissions of the Executives), except to the extent that any such Claims result primarily and directly from such Executive’s felony criminal acts, willful misconduct, gross negligence or fraud in each such case (other than with respect to felony criminal acts which shall require final judgment by a court of competent jurisdiction (not subject to further appeal)), as finally determined by an arbitrator.

8.                   Management Fee. In consideration for the Administrative Services provided by Manager under this Agreement, Blueprint shall pay Manager as follows (collectively, the “Management Fee”): a total annual base fee (the “Base Fee”) equal to twenty percent (20%) of all collected cash revenues for each fiscal year of this Agreement.  Manager will be paid the Management Fee on a weekly basis for the preceding week’s total cash and settlements collected from all sources. Manager is authorized to withdraw this fee on a weekly basis and will present an invoice concurrently, based on the preceding week's collected settlement reports. However, Manager must first ensure Blueprint payroll is met as its highest priority before cash is withdrawn to pay Manager’s fees. If funds are insufficient to cover all or part of Manager’s fees, the balance due will be deferred as owed but carried as a deferred expense due Manager. When, in Manager’s best business judgement, sufficient funds become available to pay off all or part of fees incurred and still owing, Manager will pay down all or part of the balance of fees owed using prudent business judgement and discretion. In no case shall Manager forgive fees due for management services rendered.

9.                   Breach. In the event of a breach of any obligation or covenant under this Agreement, other than the obligation to pay money (which shall have a thirty (30) day cure period), the non-breaching Party may give the breaching Party written notice of the specifics of the breach, and the breaching Party shall have sixty (60) days (the “Cure Period”) in which to cure the breach; provided, that for any non-monetary defaults reasonably requiring greater than ninety (90) days to cure, the breaching Party shall not be in default so long as the breaching Party commences to cure such default within the required sixty (60) days and diligently prosecutes such cure to completion thereafter. Only if the breach is not cured within said Cure Period shall the non-breaching Party be entitled to pursue any remedies it may have by reason of the breach.  A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

10.                Term. The term of this Agreement (“Term”) shall commence and be deemed effective as of the Effective Date and continue for an initial one (1) year period, and shall automatically renew for one (1) additional one (1) year period unless a Party provides at least one hundred eighty (180) days prior written notice of non-renewal to the other party. Thereafter, this Agreement may be renewed upon prior written agreement of the Parties. Any renewal periods shall be deemed a part of the Term.

11.                Dispute Resolution and Remedies.

a.	Resolution by Management. The Parties’ respective management teams shall attempt, in good faith, to privately and confidentially resolve any dispute, controversy or claim arising under this Agreement (a “Dispute”). In the event the Parties are unable to resolve the Dispute after negotiating in good faith for thirty (30) days following written notice of the Dispute served on a Party, either Party may refer such Dispute to Blueprint and the CEO of Manager for resolution.

b.	Arbitration. IF A DISPUTE ARISES, THE PARTIES WILL: (a) RESOLVE ALL DISPUTES BY BINDING ARBITRATION HELD IN LOS ANGELES COUNTY, CALIFORNIA BEFORE A SINGLE ARBITRATOR FROM JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (“JAMS”); AND (b) WAIVE ANY RIGHT TO CIVIL TRIAL BY JUDGE OR JURY. Notwithstanding the foregoing, all claims alleging violation of this agreement, restrictive covenants, mishandling of Confidential Information, or transgression of intellectual property rights, shall be subject to the exclusive jurisdiction, in Los Angeles, California, of either the California state courts or the US District Court. Before accepting appointment, the arbitrator shall agree: (a) that the arbitrator’s award shall be made within nine (9) months of the filing of a notice of intention (or demand) to arbitrate (but it may be extended by written agreement of the parties); (b) to base any decision or award on governing law; (c) to not award punitive or other damages that are not measured by the prevailing party’s actual damages, except as may be required by statute; and (d) to issue an award in writing within ten (10) days of concluding the presentation of evidence and briefs. Judgment may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover from the other party its costs and expenses, including reasonable attorney’s fees.

c.	Limitation of liability. Neither party shall be liable to the other for any special, consequential, incidental, punitive, or indirect damages, nor the cost of procuring substitute items or services, arising from or relating to any breach of this agreement, regardless of any notice of the possibility of such damages. In no event will manager be liable to client for special or consequential damages arising from the provisions and the performance of services by manager under this agreement, even if manager has been advised of the possibility of such damages. Further, the total liability of manager under this agreement, for any and all causes, will be limited, and manager’s total liability will never exceed the sum of twenty percent [20%] of one (1) month average management fees. Except as provided herein, manager disclaims all representations and warranties of any kind or nature, express or implied [either in fact or by operation of law], with respect to any item or service provided hereunder, including but not limited to, any warranty of merchantability, title, non-infringement, or fitness for a particular purpose or any warranty arising from conduct, course of dealing, custom, or usage in trade. No claim against manager of any kind under any circumstances will be filed more than one year after blueprint knows of, or in the exercise of reasonable care, could know of, such claim or an act or omission of manager that would give rise to such a claim.

12.                Termination. This Agreement may be terminated prior to the expiration of the Term for for the failure to perform any or all obligations to be performed by Manager pursuant to this Agreement, except to the extent such failure results from (i) governmental intervention, (ii) labor dispute, (iii) law, regulations, rules or reimbursement rules or policies that actually prevent such performance, (iv) any other action or force majeure or event which is beyond the reasonable control of Manager, or (v) any failure by Blueprint to perform, fund or meet any of Blueprint’s obligations hereunder; and provided that Manager shall nevertheless be obligated duly to perform hereunder to the extent such performance remains feasible.

13.                Effects of Termination. The termination of this Agreement for any reason shall be without prejudice to any payments or obligations which may have been earned and accrued or become due to any Party hereunder prior to the date of termination. Notwithstanding anything to the contrary herein, the following provisions shall survive any termination hereof: Sections 7 (Defense of Claims), 8 (Management Fee), 11 (Disputes), and 14 (Miscellaneous). In the event this Agreement is terminated for any reason, Blueprint shall pay to Manager all unpaid fees then due.

14.                Miscellaneous.

a.	Public Statements. Manager shall be authorized to make public statements about Blueprint, services provided and its relationship hereunder.

b.	Use of Blueprint Name. Manager may use the Blueprint or Blueprint Blueprint names in a manner reasonably necessary or conducive to performing its services hereunder.

c.	Reimbursable Expenses. During the Term, Manager shall be promptly reimbursed for all reasonable expenses (to the extent of and pursuant to Blueprint’s expense reimbursement policy for other personnel and contractors) incurred by Manager or third parties Manager contracts with in connection with the provision of the Administrative Services hereunder (e.g., Executives), including, but not limited to transportation, lodging, meals, travel and office expenses upon submission to Blueprint of invoices. Any such expenses, subject to this section, shall require prior approval by Blueprint to be eligible for reimbursement.

d.	Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and shall be (i) delivered to the appropriate address by hand, by nationally recognized overnight service (costs prepaid); (ii) sent by email, or (iii) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, email address or person as a Party may designate by notice delivered to the other Party in accordance with this Section:

Manager:	ECOX Spruce Construction, Inc. Attn: Julia Otey-Raudes julia.otey@ecoig.com 16525 Sherman Way, Suite C-1 Van Nuys, CA 91406

Blueprint:	Blueprint Construction Attn: Edward E. Aguilar blueprintconstruction.bc@gmail.com 4909 Sycamore Terrace #2 Los Angeles, CA 90042

All notices, requests, demands and other communications shall be deemed have been duly given (as applicable): (A) if delivered by hand, when delivered by hand; (B) if delivered by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, when delivered by such service; (C) if sent via registered or certified mail, three (3) Business Days after being deposited in the mail, postage prepaid; or (D) if delivered by email, when transmitted if transmitted with confirmed delivery.

e.	Severability. If any clause or provision of this Agreement is determined by a governmental body or a court having jurisdiction thereof to be illegal, invalid, or unenforceable under any present or future law, then the Parties agree that the remaining provisions of this Agreement that reasonably can be given effect apart from the illegal or unenforceable provision shall continue in effect and there shall be substituted for such invalid or unenforceable provision a provision as similar as is feasible and yet would be lawful.

f.	Expenses. Except as otherwise expressly provided herein, each Party will bear its own legal, accounting, and other fees and expenses relating to the negotiation and preparation of this Agreement and the transactions contemplated hereby.

g.	Public Announcements. The time and content of any announcements, press releases, or other public statements concerning this Agreement and the transactions described herein will be determined by a process agreed to by the Parties.

h.	Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other rights, power or remedy.

i.	Captions. The captions or titles of the sections herein have been included for convenience only and shall not be considered as part of this Agreement.

j.	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

k.	Force Majeure. Manager shall not be deemed to be in violation hereunder for failure to perform any obligation contained in this Agreement or for any incomplete performance hereunder for the time of and to the extent that such failure or incomplete performance is occasioned by any cause or causes beyond the control of Manager, including, but not limited to, delays or failure in performance or non-performance or interruption of services resulting directly or indirectly from acts of God, Acts of War (including Terrorist activities), civil disorders, public health emergencies or controls, vandalism, fires, floods, weather, electrical failures, postal delays, inability to procure materials, sabotage, restrictive governmental laws or regulations, labor actions or shortages, criminal activity of third parties, loss of internet connectivity or incomplete or inaccurate data input as supplied by Blueprint.

l.	Consents. Whenever under this Agreement provision is made for either Party’s securing the consent or approval of the other, such consent or approval shall be in writing and (except as otherwise provided herein) shall not be unreasonably withheld, delayed, or conditioned.

m.	Binding Effect; Assignment. This Agreement is binding on, and is for the benefit of Blueprint and Manager and their successors, assigns, and legal representatives. A Party shall not assign its rights or delegate its obligations under this Agreement without the prior, written consent of the other Party; provided, that, Manager may (upon written notice to Blueprint) assign this Agreement to an affiliate of Manager, and/or to subcontract with any other parties for the performance of various aspects of its obligations hereunder, provided that Manager shall (a) adequately inform such subcontractors of their obligations hereunder, (b) ensure that they fully comply herewith, and (c) remain fully responsible for the performance of any such assignee and/or subcontractor.

n.	Governing Law. This Agreement shall be governed and construed according to the laws of the State of California, without giving effect to any choice or conflict of law provision or rule thereof.

o.	Further Assurance. Each Party agrees to execute and deliver to the other such additional instruments, certificates, and documents as the requesting Party may reasonably request in order to assist the requesting Party in obtaining the rights and benefits to which such Party is entitled hereunder.

p.	Third Party Beneficiaries. The Manager Indemnified Persons, Blueprint Indemnified Persons, and the Executives and are express third party beneficiaries of the provisions of this Agreement that relate to them.

q.	Entire Agreement. This Agreement (including exhibits and schedules) contain the entire agreement of the Parties with respect to the matters set forth herein and supersede all prior negotiations and agreements, whether oral or written, concerning the subject matter hereof, all of which are merged in this Agreement.

r.	Amendment. This Agreement sets forth the entire understanding and agreement among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of January 24, 2022.

Blueprint Construction:

By: /s/ Edward E. Aguilar

Name: Edward E. Aguilar

Title: Principal

ECOX Spruce Construction, Inc.

By: /s/ Julia Otey-Raudes

Name: Julia Otey-Raudes

Title:     Chief Executive Officer